UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 21, 2013

DEL TORO SILVER CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52499	98-0515290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 North Carson Street, Carson City, Nevada	89701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	775.782.3999

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

On October 21, 2013, Del Toro Silver Corp. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with Asher Enterprises, Inc. dated October 21, 2013 (the “Issue Date”). Under the terms of the Agreement the Company issued an 8% convertible promissory note, in the principal amount of $51,500 (the “Note”), which Note matures on July 23, 2014 and may be converted into shares of the Company’s common stock at any time after 180 days from the Issue Date, subject to adjustments as further set out in the Note. The conversion price shall be at a variable conversion rate of 50% multiplied by the market price, being the average of the lowest three trading prices for the Company’s common stock during the 10 trading day period ended on the latest complete trading day prior to the conversion date, subject to adjustments as further set out in the Note.

The Company has the right to prepay the Note within 30 days of the Issue Date, in consideration of the payment of an amount equal to 120%, multiplied by the sum of the then outstanding principal amount of the Note plus accrued and unpaid interest on the unpaid principal, plus default interest, if any, and plus any amounts owed to Asher Enterprises, Inc.

The Company has the right to a second prepayment of the Note which is 31 days following the Issue Date and ending on the date which is 60 days from the Issue Date, in consideration of the payment of an amount equal to 125%, multiplied by the sum of the then outstanding principal amount of the Note plus accrued and unpaid interest on the unpaid principal, plus default interest, if any, and plus any amounts owed to Asher Enterprises, Inc. The Company has additional payment rights if prepayment is made within 180 days from the Issue Date, as detailed in the Convertible Promissory Note dated October 21, 2013.

The Company received the sum of $51,500 principal under the Note on October 31, 2013. The Note is issued to Asher Enterprises, Inc. pursuant to Rule 506 of Regulation D of the Securities Act of 1933 on the basis that they represented to the Company that they were an “accredited investor” as such term is defined in Rule 501(a) of Regulation D.

Item 9.01	Financial Statements and Exhibits

10.1	Securities Purchase Agreement dated October 21, 2013

10.2	Convertible Promissory Note dated October 21, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TORO SILVER CORP.

/s/ Greg Painter
Greg Painter
President, Chief Executive Officer, Secretary, Treasurer and Director
Date:	October 31, 2013